Exhibit 4.5

Supplemental Indenture in Respect of Subsidiary Guarantee
THIS SECOND SUPPLEMENTAL INDENTURE, dated as of September 8, 2015 (the “Second Supplemental Indenture”), by and among Tribune Media Company, a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Company”), each of the parties identified as a New Subsidiary Guarantor on the signature pages hereto (each, a “New Subsidiary Guarantor” and collectively, the “New Subsidiary Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company, the Subsidiary Guarantors and the Trustee, are party to an Indenture, dated as of June 24, 2015 (as amended, supplemented, waived or otherwise modified, the “Base Indenture”), relating to the issuance from time to time by the Company of Notes;

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee, are party to a Supplemental Indenture, dated as of June 24, 2015 (as amended, supplemented, waived or otherwise modified, the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), relating to the issuance of the June 2015 Notes;
WHEREAS, the Indenture provides that under certain circumstances the New Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and
WHEREAS, pursuant to Section 9.1 of the Base Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Agreements to Become Guarantors. Each of the New Subsidiary Guarantors hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, the Company’s obligations for the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on all the Notes and all other Obligations of the Company under the Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture), on the terms and subject to the conditions set forth in Article X of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.
3.    Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any other direct or indirect parent shall have any liability for any obligations of the Company or the New Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws.
5.    Notices. For purposes of Section 12.1 of the Indenture, the address for notices to the Company and the New Subsidiary Guarantors shall be:
Tribune Media Company
435 North Michigan Avenue
Chicago, IL 60611
Facsimile No.: (312) 222-4206
Telephone No.: (312) 222-9100
Attention: Jack Rodden
6.    Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
7.    Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Second Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.
8.    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
9.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company or each of the New Subsidiary Guarantors, as applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.
3370 HARBOR, LLC, as Subsidiary Guarantor
By:    /s/ Jack Rodden
Name: Jack Rodden
Title: Vice President

TRIBUNE MEDIA COMPANY
By:    /s/ Jack Rodden
Name: Jack Rodden
Title: Senior Vice President and Treasurer

[SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:    /s/ R. Tarnas
Name: R. Tarnas
Title: Vice President

[SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE]